Emerson
8000 West Florissant Avenue
P.O. Box 4100
St. Louis, MO 63136-8506
USA

November 11, 2013

Craig W. Ashmore
226 Conway Hill Road
St. Louis, MO 63141

Dear Mr. Ashmore:
This Letter Agreement (“Agreement”) sets out the terms of your resignation as an employee, officer and/or director of Emerson Electric Co. Throughout this Agreement the term “Emerson” means Emerson Electric Co. together with any and all other entities owned directly or indirectly, in whole or in part, by Emerson Electric Co. Your resignation and the terms of this agreement are effective as of November 11, 2013 (“Resignation Date”).
In consideration of good and valuable consideration provided to you pursuant to this Agreement, you agree as follows:
1. NON- DISPARAGEMENT AGREEMENT

You will not individually or through third-parties make any public or private statement with respect to any aspect of your employment or resignation of employment with Emerson or the terms of this Agreement. If inquiry is made by anyone regarding your employment or separation of employment from Emerson, you agree to state only “I have resigned my employment and officer and director positions with Emerson effective November 11, 2013 and look forward to further career opportunities. I have enjoyed my many years of employment with Emerson, but it is time for me personally to move on. Emerson is a tremendous company and I wish it well.”
You also agree not, directly or indirectly, to disparage or make or cause to be made, any comments, statements, or communications of any sort to anyone - whether true or false, that may reasonably be considered to be derogatory or detrimental to Emerson or any Released Parties (as defined in the Release Agreement attached as Exhibit A), their reputations, or their services. You acknowledge that Emerson has a good reputation locally, nationally and internationally, and you will take no action nor engage in any conduct that could injure or diminish that good reputation.
2. NON-DISCLOSURE AGREEMENT

You agree that during your employment you have received and had access to Emerson’s trade secrets and confidential and proprietary information (“Confidential Information”), which includes or concerns, but is not limited to, attorney/client communications, global strategic communications, information pertaining to strategic planning and strategy, mergers and acquisitions, corporate technology, customers, pricing, business methods and operations, business policies, procedures, practices and techniques, legal opinions and legal matters, research or development projects or results, sales, finances, products, suppliers, personnel performance and compensation, plans for future development, marketing practices and financial forecasts and budgeting. You agree that disclosure of such Confidential Information would be detrimental to Emerson and agree that at no time following termination of your employment with Emerson will you directly or indirectly disclose or cause the disclosure of any Confidential Information to any person, firm, corporation, or entity no matter what the purpose. You further agree that you will not directly or indirectly disclose the terms of this Agreement to any person except as authorized specifically herein.
The non-disclosure obligations set forth above shall not apply to the extent it is necessary for you to: report income to taxing authorities; communicate with your attorneys or agents to obtain legal and/or financial planning advice after any such attorneys or agents bind themselves in writing to the same non-disclosure obligation as set forth above; or, to respond to any lawfully issued subpoena or order of a court of competent jurisdiction or legitimate discovery request pursuant to state or federal rules of civil procedure. If any such subpoena, order of court or discovery request is received, you agree to send to Emerson’s General Counsel no later than two days after receipt via email to frank.steeves@emerson.com or via hand-delivery.
You agree also to deliver to the office of Emerson’s General Counsel within a three day period following the Resignation Date all such Confidential Information, any other property of Emerson, and all copies thereof in your possession or control, whether in hard copy or electronically stored, and whether or not stored on an Emerson-owned device. If after such three day period you determine that you have any Confidential Information or other property of Emerson in your possession, you shall immediately deliver such Confidential Information or property to the office of Emerson’s General Counsel.
3. NON-COMPETITION AND NON-SOLICITATION AGREEMENTS

You also agree that you will not, without prior written consent from both Emerson’s Chief Executive Officer and General Counsel, directly or indirectly for a period of three years from your Resignation Date (“Restricted Period”):
(a) enter the employ of, provide consulting services to, assist, or have any financial interest in any person, firm, corporation, or other entity engaged in business activities anywhere in the world that directly or indirectly competes with the businesses of Emerson as conducted on the date of this Agreement or as contemplated on the date hereof to be developed during the Restricted Period;

(b) acquire in any manner any investment in, or provide services to in any capacity, any equity fund, hedge fund, or other investment vehicle however structured that either directly or indirectly or through portfolio company investments or otherwise competes with the businesses of Emerson as conducted on the date hereof or as contemplated on the date hereof to be developed during the Restrictive Period;

(c) accept or solicit business from or attempt to solicit or accept business from any person that is a customer of Emerson;

(d) divert, take any action to induce, or encourage a customer of Emerson to reduce or cease doing business with Emerson;

(e) solicit, hire, or attempt to solicit or hire any person that currently or during the Restricted Period is an employee, agent or consultant of Emerson to leave employment or separate his or her relationship with Emerson or induce any such person to do anything which you are restricted from doing by reason of this Agreement; or

(f) engage in any other action that might undermine the business interests of Emerson.

The foregoing shall not restrict you from owning not more than five percent of the securities of any competitor of Emerson that is listed on any national securities exchange, traded over-the-counter or that is otherwise available for investment by the general public as long as you have no relationship with the issuer of such securities or any affiliate thereof, except as an investor.

Craig W. Ashmore
November 11, 2013

4. REASONABLENESS, ENFORCEABILITY AND LIQUIDATED DAMAGES
You agree that the restrictions contained in Paragraph 3, including those on time and scope, are reasonable for the protection of Emerson in light of your in-depth knowledge of Emerson’s global business, your present and prior positions with Emerson, and your access to Confidential Information relating to all of Emerson’s businesses. You also affirm your agreement to comply with all existing non-compete, invention, non-disclosure and non-solicitation obligations you have with Emerson, including specifically your obligations under the Emerson incentive shares plans and award agreements, Emerson stock option plans and option agreements, and Emerson non-qualified supplemental executive retirement plan. You agree that your obligations set forth in this Agreement are in addition to and do not invalidate or supersede your obligations under other plans, agreements or contracts unless in direct conflict, in which case the terms of this Agreement shall prevail.
You agree and acknowledge that Emerson would not enter into this Agreement and provide the valuable consideration offered to you herein but for the restrictions in this Agreement. You agree that a violation of these Agreements would result in irreparable injury to Emerson and that, in the event of a violation or a reasonably perceived threatened violation of any of the aforementioned restrictions, Emerson shall be entitled to immediate, preliminary and permanent injunctive relief which is in addition to any other remedies to which Emerson may be entitled. You further agree to reimburse Emerson for all costs, expenses and reasonable attorneys’ fees Emerson incurs to seek enforcement of any provision contained herein, whether or not litigation is commenced.
You agree that any breach of this Agreement will result in immediate forfeiture by you of all payments to be made or benefits provided to you under this Agreement. You also agree as liquidated damages for any such breach to repay to Emerson one-half of the economic value of all benefits provided to you under this Agreement prior to the date of breach. You agree that this liquidated damage provision and other remedies are necessary because substantial damage will accrue to Emerson as the result of a breach, and the amount of damages attributable to such breach may be uncertain and difficult to calculate. Payment of liquidated damages shall in no way affect the settlement and release of claims by you, nor shall payment of liquidated damages limit the enforceability of any clause in this Agreement or the ability of Emerson to seek damages and any other relief from you as provided under applicable law.
5. RELEASE AND DISCHARGE
You will release and discharge Emerson and its respective directors, officers, employees and agents from any and all claims or liability of whatever nature and will execute on your Resignation Date the Release Agreement attached hereto as Exhibit A. If the Release Agreement attached as Exhibit A is not executed by you, this Agreement shall be null and void. You also agree that no benefits or other compensation described in this Agreement shall be paid or provided to you until expiration of the seven-day revocation period set forth in Paragraph 3(d) of the Release Agreement.
6. RESIGNATION

On or before the Resignation Date, you agree to execute the Officer Resignation Form attached hereto as Exhibit B.
7. CLAWBACK

You agree that you will remain subject to Emerson’s Clawback Policy, which provides: “If the Board determines that an executive officer has engaged in intentional misconduct that caused or partially caused a material restatement of the Company's consolidated financial statements, the Board may, to the extent permitted by law and to the extent it determines that it is in the Company's best interests to do so, require reimbursement to the Company of, or reduce or cancel, that portion of annual incentive or any long-term incentive compensation paid or credited to such executive officer on or after October 1, 2009

Craig W. Ashmore
November 11, 2013

that would not have been paid or credited had the consolidated financial statements that are the subject of such restatement been correctly stated. For purposes of this policy, the term “executive officer” means any officer of the Company who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934.”

8. COMPENSATION AND BENEFITS

Subject to and conditioned upon compliance with your obligations and agreements in this Agreement, and also conditioned upon your service from the Resignation Date until September 30, 2014 as a consultant to Emerson, as such service may be requested or required by Emerson, you will receive the compensation and benefits outlined below. The period during which you shall serve as a consultant to Emerson may be terminated at any time by agreement of you and Emerson. The compensation and benefits set forth herein are in lieu of and replace any other compensation or benefits to which you may be entitled from Emerson:
A. You will receive a monthly consulting fee of $47,917 through the earlier of September 30, 2014 or the date you find employment elsewhere (the “Consulting Period”). Emerson will reimburse up to $40,000 of your expenses incurred during the Consulting Period related to the services.

B. You will be eligible to receive your earned fiscal 2013 extra salary payment, paid at the normal time, as previously determined pursuant to customary Emerson practice and the terms of the annual incentive plan.

C. After the Resignation Date and during the Consulting Period, you and all qualified beneficiaries may continue to participate in Emerson’s health care coverage on the same terms and conditions as employees of Emerson. After the Consulting Period, you and all qualified beneficiaries may elect to continue health care coverage under Emerson’s group health care plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), which coverage would otherwise end. You will receive a separate letter at that time regarding continued participation under COBRA. Any participation by you and any qualified beneficiaries under COBRA after the end of the Consulting Period shall be at your sole cost and expense.

D. After the Resignation Date, you may continue coverage under the former split dollar and group universal life policies owned by you. Until the last day of the Consulting Period, Emerson will pay premiums on such policies in the same manner and to the same extent that it has prior to the Resignation Date. After the end of the Consulting Period, you may continue coverage under such policies at your expense.

E. Through the end of the Consulting Period, Emerson will continue to pay any amounts it is currently paying for your leased automobile and for dues to clubs in which you are currently a member. After the Consulting Period, Emerson shall have no obligation for any of these payments. Emerson will pay up to $10,000 for tax planning and compliance services related to calendar year 2013. Emerson will have no other obligations for financial planning payments after the Resignation Date.

F. In accordance with the terms of the applicable Emerson stock option plans, and as approved by the Compensation Committee of the Board of Directors, all options previously awarded to you under Emerson’s stock option plans that are currently exercisable will remain exercisable for three months after the Resignation Date. Those that are not currently exercisable will be cancelled as of the Resignation Date. Any stock options that are not exercised by you within three months after the Resignation Date will be cancelled.

Craig W. Ashmore
November 11, 2013

G. The Compensation Committee has determined that you will remain eligible to receive, subject to the other applicable terms of Emerson’s Incentive Shares Plans and the applicable Performance Shares Program, including those concerning achievement of the performance objective(s) under the Program, (1) the previously determined earned payout of the performance shares under the 2010 Performance Shares Program, and (2) a 25% pro rata earned payout of the performance shares awarded to you under the 2013 Performance Shares Program, subject to achievement of the performance objectives under the Program, and based on the actual payout percentage applicable to all participants in the Program. Payments under the 2010 and 2013 Performance Shares Programs will be made at the respective times provided therefor under the Programs.

H. Pursuant to the terms of Emerson’s Incentive Shares Plans, the Compensation Committee has approved that your awards of restricted shares will continue to vest at the times specified in such awards, October 4, 2015, October 3, 2016, May 6, 2018 and October 1, 2022, respectively, and that you will continue to receive dividends on such restricted share awards to the extent provided in the applicable award agreements.

I. Pursuant to the terms and conditions of the qualified all-employee Emerson Electric Co. Retirement Plan and the related Emerson Electric Co. Pension Restoration Plan (the non-qualified supplemental executive retirement plan which covers the benefits you would have been eligible to receive under the all-employee Retirement Plan were it not for the compensation limitations imposed under the Internal Revenue Code (“Code”)), you will be eligible to receive your monthly pension benefits accrued to date under each of these plans, subject to the provisions of each such plan. Payments of your pension benefits will be paid monthly in the manner and times set forth in the plans, subject to the terms and conditions of the plans.

J. You will be eligible to receive distributions from your Emerson Electric Co. Employee Savings Investment Plan (401(k) plan) to the extent permitted under the terms of the plan and applicable law. You will be eligible to receive distributions under the Emerson Electric Co. Savings Investment Restoration Plan (non-qualified 401(k) plan), subject to the provisions of such plans and your distribution elections thereunder. Distributions from these plans which are not “grandfathered” under Section 409A of the Code shall be deferred to the extent required by Code Section 409A.

K. All payments and other benefits provided for under this Agreement, including but not limited to any performance shares program payouts, vesting of restricted stock, or shares of stock issued to you upon exercise of your stock options, will be subject to income tax and other withholdings as required by law.

L. Except as provided for specifically above, after the Resignation Date you will not be permitted to continue participating in any Emerson benefit or compensation programs including, but not limited to, the qualified and non-qualified 401(k) plans and the disability insurance program.

M. Notwithstanding any other provisions of this Agreement, if at any time after the Restricted Period you engage in an activity that you are prohibited from engaging in during the Restricted Period, Emerson shall be relieved of all further obligations with respect to the payments or benefits described herein.

*        *        *
This Agreement is deemed to be entered in the State of Missouri and, without regard for conflict of laws principles, shall be interpreted in accordance with and governed by the laws of the State of Missouri. Emerson and you agree that any legal action or proceeding with respect to this Agreement shall be brought and determined in the courts of the County of St. Louis, State of Missouri or of the United States

Craig W. Ashmore
November 11, 2013

of America for the Eastern District of Missouri and that you submit to the jurisdiction of such courts with respect to any such action or proceeding.
You acknowledge that Emerson has advised you to consult with an attorney if you need assistance in reviewing or understanding this Agreement or any of the documents referenced in this Agreement, including the Release Agreement.
Please confirm that the foregoing represents your understanding of our entire agreement by signing in the space provided below.

Sincerely,
/s/ David N. Farr
David N. Farr
Chairman & Chief Executive Officer
ACCEPTED AND AGREED TO THIS 10th
DAY OF November, 2013:
/s/ Craig W. Ashmore
Name: Craig W. Ashmore

Exhibit A - RELEASE AGREEMENT

This Release Agreement is Exhibit A to that certain Letter Agreement by and between Emerson Electric Co. (“Employer”) and Craig W. Ashmore (“Employee”). In consideration of the mutual promises and covenants contained in the Letter Agreement and herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
1.Employment. Employee was previously employed by Employer. The employment of Employee with Employer has ended as a result of Employee’s resignation effective November 11, 2013.

2.Release. For and in consideration of the covenants, terms and conditions set forth in the Letter Agreement and this Release Agreement, Employee, for himself and his heirs, agrees to and does hereby waive, covenant not to sue, releases, and forever discharges Employer, and each and every one of Employer’s parent, subsidiary and other affiliated entities (the “Emerson Entities”), and their respective agents, employees, officers, directors, stockholders, managers, members, successors, predecessors, contractors, attorneys, agents and assigns (collectively referred to as “Released Parties”), from and with respect to all matters, claims, charges, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, arising prior to the date this Release Agreement becomes effective and including, but not limited to, those in any way related to Employee and/or Employee’s separation from employment. This release by Employee of Released Parties expressly includes, but is not limited to, any claim or cause of action against Released Parties related to or arising out of tort, contract, equity, implied covenant, invasion of privacy, defamation, personal injury, wrongful discharge, emotional distress, discrimination (whether based on race, sex, age, color, national origin, religion, disability, or any other class protected by law), harassment, retaliation, claims for workers' compensation benefits, claims for unpaid wages, any claim under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., 42 U.S.C. §1981, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Americans With Disabilities Act, 42 U.S.C. §12101, et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., the Family Medical Leave Act, 29 U.S.C. § 2601 et seq., any claim under the Fair Labor Standards Act of 1938, 29 U.S.C. §201 et seq., the Missouri Human Rights Act, RSMo §213.010 et seq.; any claim under common law, and any claim under any federal, state or local statute, regulation, constitution, order or executive order. This release also expressly includes, but is not limited to, any claim for attorneys' fees or costs. Employee affirms and warrants that he has made no charge, claim, complaint, or otherwise initiated action against Employer in any government agency, court or other forum and that no such matter is pending. Employee further affirms and warrants that Employee has not been retaliated against for reporting, or taking any actions, pertaining to allegations of wrongdoing by Employer or its officers and employees. Employee avers and agrees that he has no personal knowledge of any employee, officer or director of Employer engaging in any act related to the performance of their duties at or for Employer which Employee knows or believes to be illegal and Employee acknowledges that he has never complained of any unlawful conduct by Employer. Employee hereby releases and relinquishes any and all rights to employment, reinstatement and any right to future employment with Employer or the Emerson Entities. Employee also waives and releases any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on a claim in which Employer or any one or more Released Parties is a party. Notwithstanding the foregoing, Employee is not waiving any right to enforce any term or provision of the Letter Agreement.

Craig W. Ashmore
November 11, 2013

3.     Waiver of ADEA Rights. By execution of this Release Agreement, Employee expressly waives any and all rights or claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) and:

(a)Employee acknowledges and agrees that the waiver of his rights or claims arising under the ADEA is in exchange for the consideration provided in the Letter Agreement which, Employee agrees, is beyond that to which Employee is otherwise entitled; and

(b)Employee acknowledges that Employer has, and does, hereby expressly advise him to consult with an attorney of his choosing, at his own expense, prior to executing this Release Agreement; and

(c)Employee agrees that he has been given a period of not less than twenty-one (21) days from receipt of this document within which to consider this Release Agreement; and

(d)Employee acknowledges he has been advised by Employer that he is entitled to revoke (in the event he executes this Release Agreement) his waiver of rights or claims arising under the ADEA within seven (7) days after executing this Release Agreement and that said waiver will not and does not become effective or enforceable until the seven (7) day revocation period has expired; and

(e)The parties agree that should Employee exercise his right to revoke the waiver under subpart (d) of this Section 3, this entire Release Agreement and Letter Agreement, and their obligations, are null and void and of no effect and, notwithstanding any other provision of this Release Agreement or the Letter Agreement to the contrary, no severance pay or other consideration shall be due, owing, paid or provided until the seven (7) day revocation period has expired without revocation by Employee. Notice of Employee’s decision to revoke the waiver may be sent to Emerson’s General Counsel by fax (at 314-553-3025), email (to frank.steeves@emerson.com) or hand-delivery.

1.Remedies. Without limiting the remedies available to Employer for any breach of this Release Agreement, Employee agrees that any breach of either this Release Agreement or the Letter Agreement will result in immediate forfeiture of any future payments to be made to, or benefits to be provided to, Employee and all other remedies and relief as specifically set forth further in the Letter Agreement shall be available to Employer.

2.Successors and Assigns. This Release Agreement binds, and inures to the benefit of, the parties’ respective heirs, administrators, representatives, executors, successors, and assigns.

3.Review by Employee. Employee acknowledges that he has read the provisions of this Release Agreement, that Employee was advised of his right to review this Release Agreement with an attorney at his expense, and that Employee fully understands the meaning and intent of this Release Agreement and agrees to all of its terms.

EMPLOYEE

/s/ Craig W. Ashmore
Craig W. Ashmore

Date: 11/10/13

Exhibit B - OFFICER RESIGNATION FORM

I, Craig W. Ashmore, do hereby submit my resignation, effective November 11, 2013, from my position as Executive Vice President - Planning and Development and as an Advisory Director of Emerson Electric Co., as well as from any other positions I may hold with any subsidiaries or affiliates of Emerson.

/s/ Craig W. Ashmore	11/10/2013

Craig W. Ashmore	Date